CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to inclusion in the Confidential Private Offering Memorandum dated October 28, 2002 of our report dated August 19, 2002 relating to the financial statements and financial highlights appearing in the June 30, 2002 Annual Report to Shareholders of Institutional Daily Assets Fund. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Independent Accountants" in such offering memorandum.



PricewaterhouseCoopers LLP
Baltimore, Maryland
October 28, 2002